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EXHIBIT 99.1

PRESS RELEASE

Intrepid Buys Large Compressed Gas Distributor

IDAHO FALLS, Idaho, April 21 /PRNewswire-FirstCall/ -- Intrepid Technology and Resources, Inc. (ITR) (OTC Bulletin Board: IESV), a renewable energy company, announces that they have purchased the assets and current customer base of WOBF Natural Gas Joint Venture, a privately held distribution and marketing company located in south eastern Idaho.


WOBF is a compressed natural gas (CNG) and cryogenic liquid natural gas (LNG) processor and distributor whose clientele include Federal, commercial and municipal customers. The distribution plant is fully automated and operates on a computerized billing system with no attendant necessary at the locations. The processing plant brings the additional capability of compressing gas into cylinders that can be transported to any location requiring CNG. The purchase brings a sizeable new asset base to ITR and the WOBF operation will be accretive to earnings in 2004. Furthermore this acquisition provides a substantial outlet for ITR's Methane gas production expected to come online by late summer 2004. The acquisition also opens up opportunities to a large commercial base of remote customers who use considerable quantities of transported natural gas including asphalt plants and mining smelters.


The purchase, which is only the first in a series of marketing events, provides ITR with the distribution assets and the refining facilities necessary to further process and market their natural gas production in either LNG or CNG to a wide, and geographically diverse, range of customers. With the rapid rise in the cost of traditionally produced non-renewable energy products ITR sees an abundant and lucrative market for their "Green Energy". The purchase makes ITR a fully vertically integrated producer and distributor of Methane gas and associated value added products. Further details on the total annual revenue and cash flow generated from this purchase will be provided to investors in the coming weeks. Terms were a combination of cash and restricted stock.


About Intrepid Technology: We are a premier technology application innovator of Biogas, bio-diesel and Ethanol products and services designed to assist in worldwide energy independence and reduce pollution (Green Energy). All of these are from renewable agriculture feedstock and industrial and agriculture waste materials.


Statements released by Intrepid Technologies and Resources that are not purely historical are forward looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the company's business prospects and performance. The company's actual results could differ materially from those in such forward- looking statements. Risk factors include but are not limited to general economic, competitive, governmental and technological factors as discussed in the company's filings with the SEC on Forms 10-K, 10-Q and 8-K. The company does not undertake any responsibility to update the forward-looking statements contained in this release.


Additional information can be obtained from:


Stephen Ellis (208-529-5337) e-mail, sellis@intrepid21.com


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